Exhibit 10.1
Cray 2007 Cash Incentive Plan
     The Cray 2007 cash incentive plan, as applicable to executive officers, establishes multiple performance goals with varying weights (totaling 100) to determine the amount of a potential cash award for each participant. The performance goals, which differ for each executive officer depending on the officer’s responsibilities, include such factors as product revenue, product gross margin dollars, product bookings, total gross margin dollars, pre-award operating income, departmental expenditure levels and specific product development targets. For 2007, the percentage based on meeting the specific performance goals varies from 75% to 90% for executive officers, and the amount dependent upon qualitative and quantitative personal strategy and leadership goals varies from 25% to 10% for executive officers. Each participant in the Cray 2007 plan is assigned a percentage of his or her base salary as a target award, as approved by the Board. For the executive officers, the target awards are the same as last year: For Mr. Scott, Mr. Silverman and Mr. Johnson - 50%, for Ms. Williams and Mr. Henry — 60% and for Mr. Ungaro -150%.
     Each performance goal will have a threshold level of performance, at which a 50% award is payable, a plan level of performance, at which a 75% award is payable, a target level of performance, at which a 100% award is payable and a stretch goal, at which a 150% award is payable. Pro-rata interpolation will be used for performance levels between these goals. Awards cannot exceed more than 100% of target award unless 2007 bookings exceed a pre-determined level. For this purpose, bookings are defined as firm contracts entered into after January 1, 2007, for new product sales expected to be recognized as revenue in 2007 or in 2008. Any award higher than 150% of target is at the Board’s discretion.
     No award will be paid under the 2007 plan unless the Company has net income on its 2007 audited financial statements.
     The Chief Executive Officer, subject to final approval by the Compensation Committee, retains the right to adjust the formula award (from 0% to 125%) for each other officer. The Board approves the final award for the Chief Executive Officer.
     In addition, Mr. Ungaro, Mr. Henry and Ms. Williams will receive an additional payment of $250,000, $75,000 and $75,000, respectively, if 2007 pre-award results from operations exceed a pre-determined level higher than plan.
     For purposes of calculating the results from operations for the 2007 plan and for the additional payment, any charges due to SFAS 123(R) stock compensation, new restructuring plans, incentive plan awards, bonuses and retention incentives, are excluded. To the extent there are other unplanned significant transactions or charges, the Compensation Committee would determine what adjustments, if any, are appropriate in determining the results from operations for purposes of determining the payments.